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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


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                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): AUGUST 15, 2001

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                                  DIVINE, INC.
             (Exact name of registrant as specified in its charter)


           DELAWARE                    0-30043                   36-4301991
(State or other jurisdiction of    (Commission File            (IRS Employer
incorporation or organization)          Number)              Identification No.)


                              1301 N. ELSTON AVENUE
                             CHICAGO, ILLINOIS 60622
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (773) 394-6600

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ITEM 5.  OTHER EVENTS.

ACQUISITION OF OPEN MARKET, INC.

         On August 15, 2001, divine, inc., a Delaware corporation ("divine"), entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") by and among divine, Open Market, Inc., a Delaware corporation ("Open Market"), and DI1 Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of divine (the "Merger Sub"), pursuant to which Open Market agreed to be acquired by divine. Subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into Open Market (the "Merger"), with Open Market to survive the Merger as a wholly-owned subsidiary of divine. In the Merger, each outstanding share of Open Market common stock will be converted into the right to receive that number of shares of divine's class A common stock obtained by dividing (1) 44,285,714 by (2) the total number of shares of Open Market's common stock outstanding as of the closing of the Merger (the "Exchange Ratio"), including, for this purpose, all shares issuable upon conversion of any then outstanding Series E 6% Cumulative Convertible Preferred Stock of Open Market (the "OMKT Preferred Stock") and upon exercise of an adjustment warrant held by the holder of the OMKT Preferred Stock, but excluding any shares of Open Market common stock issued upon exercise of options then outstanding as of the date of the Merger Agreement, subject to adjustment as set forth in the Merger Agreement. In addition, each share of OMKT Preferred Stock issued and outstanding as of the closing of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive a number of shares of divine's class A common stock equal to the product of the Exchange Ratio multiplied by the number of shares of Open Market's common stock into which such shares of OMKT Preferred Stock is then convertible at the then applicable conversion ratio for such OMKT Preferred Stock. Furthermore, each outstanding option and warrant to purchase shares of Open Market's common stock will be converted into an option or warrant to purchase the number of shares of divine's class A common stock equal to the number of shares of Open Market's common stock subject to such option or warrant multiplied by the Exchange Ratio, with an exercise price equal to the exercise price of that option or warrant divided by the Exchange Ratio.

         The Merger is expected to close in the fourth quarter of 2001 or the first quarter of 2002, and is subject to (1) approval by Open Market's stockholders and, if necessary, divine's stockholders, (2) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and (3) satisfaction of other customary closing conditions. For more information regarding the terms and conditions of the Merger, including the consideration to be issued to Open Market stockholders, reference is made to the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated by reference herein, and the press release issued by divine announcing the Merger, dated August 16, 2001, which is filed as Exhibit 99.1 hereto and incorporated by reference herein.

         In connection with the Merger Agreement, divine and Open Market also entered into a Credit Agreement, pursuant to which divine made an initial loan to Open Market of $5 million and will, upon request, make additional loans to Open Market of $1.5 million per month beginning in October 2001 and $2.5 million per month beginning in January 2002 through March

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2002, subject to the earlier consummation of the Merger. A copy of the Credit
Agreement is attached hereto as Exhibit 99.2.

         In connection with the execution of the Merger Agreement, certain stockholders of Open Market entered into stockholder agreements with divine pursuant to which these stockholders agreed to vote the shares of Open Market common stock held by them, representing in the aggregate approximately 11.6% of the outstanding shares of Open Market's common stock, in favor of the adoption of the Merger Agreement and the approval of the Merger. In addition, certain stockholders of divine entered, or are expected to enter, into stockholder agreements with Open Market pursuant to which these stockholders agreed to vote the shares of divine's class A common stock held by them, representing in the aggregate approximately 23.8% of divine's outstanding class A common stock, in favor of the issuance of shares of divine's class A common stock in connection with the Merger.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

EXHIBITS.

         The exhibits to this report are listed in the Exhibit Index set forth elsewhere herein.


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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 17, 2001

                                        divine, inc.



                                        By: /s/ Andrew J. Filipowski
                                            ------------------------------------
                                            Andrew J. Filipowski
                                            Chairman and Chief Executive Officer



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                                  divine, inc.

                                  EXHIBIT INDEX



    Exhibit
    Number                          Description of Exhibit
    -------                         ----------------------

      2.1         Agreement and Plan of Merger dated as of August 15, 2001 among divine, inc.,
                  DI1 Acquisition Company, and Open Market, Inc.

     99.1         Press release of divine, inc. and Open Market, Inc. announcing the acquisition of Open Market by divine, dated August 16, 2001 (incorporated by reference to divine's Rule 425 filing, dated August 16, 2001)

     99.2         Credit Agreement, dated as of August 15, 2001, by and between Open Market, Inc., as Borrower, and divine, inc., as Lender.

     99.3         Agreement, dated August 17, 2001, by divine to furnish supplementally to the
                  SEC, upon request, copies of omitted schedules.